Exhibit 10.25
Amendment Agreement
This Amendment Agreement (“Agreement”) is made and entered into retroactively effective as of this 31st day of July, 2008 by and among:
Pharma Foods International Co., Ltd., a corporation organized and existing under the laws of Japan, having its principal place of business at 1-49, Goryo-Ohara, Nishikyo-ku, Kyoto, 615.8245, Japan (hereinafter called “PFI”),
Jones Soda Co., a corporation organized and existing under the laws of the State of Washington, USA, having its principal place of business at 234 Ninth Ave N Seattle, WA 98109 (hereinafter called “JONES”),
Mitsubishi International Food Ingredients, Inc., a corporation organized and existing under the laws of the State of Delaware, USA, having its principal place of business at 5080 Tuttle Crossing Blvd., Suite 400, Dublin, OH 43016 (hereinafter called “MIFI”), and
Mitsubishi Corporation, a corporation organized and existing under the laws of Japan, having its principal place of business at 2-3-1, Marunouchi, Chiyoda-ku, Tokyo, 100-8086, Japan (hereinafter called “MC”),
WITNESSETH:
WHEREAS, PFI, JONES, MIFI, and MC have entered into that certain Contract on 20th of June, 2007 (the “Original Agreement”), by which PFI agreed to sell to JONES, through MC, and MIFI, and JONES agreed to purchase from PFI, through MC and MIFI, PHARMA GABA, and
WHEREAS, PFI, JONES, MIFI and MC desire to amend certain terms of the Original Agreement, including changes to reflect a delay in orders of Products (as defined in the Original Agreement), and corresponding changes to the exclusivity period and Product specifications, which such changes are set forth herein.
NOW, THEREFORE, the parties hereby agree as follows:
Clause 1
Article 1.5 of the Original Agreement is hereby amended to read in its entirety as follows:
“The rights of exclusivity granted by PFI to JONES under Section 1.2 shall terminate on December 31, 2008.”
Clause 2
Article 4.1 of the Original Agreement is hereby amended to read in its entirety as follows:
“4.1, JONES shall submit a purchase order for 5 metric tons of the Product prior to December 31st, 2008 (the “Committed Quantity”), and shall use its commercially reasonable best efforts to purchase a target quantity of 22.5 metric tons of the Product (together with the Committed Quantity, the “Contract Quantity”) from MIFI during the Term of this Contract. The Contract Quantity shall be calculated by ordered amount as of the expected date of delivery of the Product to JONES. In addition to the Committed Quantity for which JONES must submit a purchase order by December 31st (the “Order Date”), JONES shall use its commercially reasonable best efforts to order the remainder of the Contract Quantity as follows:
(i)	By July 31st, 2009: target quantity of 9 metric tons

(ii)	By July 31st, 2010: target quantity of 13.5 metric tons.”
Clause 3
Article 4.2 of the Original Agreement is hereby amended to read in its entirety as follows:
“4.2 JONES shall be obligated to submit a purchase order for the Committed Quantity by no later than the Order Date. Notwithstanding anything to the contrary set forth in this Agreement or in any purchase order or similar document, Jones shall pay for the Committed Quantity as follows:
(i) On or before January 31, 2009, (“Payment Date”) Jones Soda shall pay fifty percent (50%) of the purchase price of the balance quantity of five (5) metric tons (the “Balance Quantity” is equivalent to four point seven five {4.75) metric tons), such amount being US$890,625, which shall be paid in cash by wire transfer of immediately available funds into an account designated by MIFI, such wire transfer to be confirmed as received in MIFI’s designated account no later than the first business day after the Payment Date.
(ii) The remaining fifty percent (50%) of the purchase price for such Balance Quantity (US$890,625) shall be paid in six (6) equal monthly installments commencing on February 24th, 2009 and ending on July 26th, 2009, each such payment being equal to US$148,437.50 (the “Installment Payments”), according to the following schedule.
Amount and Date MIFI shall receive payment from JONES
$148,437.50 by February 24,2009
$148,437.50 by March 25, 2009
$148,437.50 by April 24, 2009
$148,437.50 by May 22, 2009
$148,437.50 by June 25, 2009
$148,437.50 by July 26, 2009
(iii) JONES shall arrange for MIFI to receive the Installment Payments by being able to make demands on an irrevocable, standby letter of credit arranged by JONES and issued by KeyBank National Association in the form attached hereto as Exhibit A. Such letter of credit is to be opened in favor of MIFI by February 19, 2009. JONES shall be responsible for all cost, expenses and charges in connection with issuing such standby letter of credit, including but not limited to confirmation commission.

(iv) In the event JONES does not order the full Committed Quantity at the time and in the manner set forth above, or JONES does not open the letter of credit by February 19, 2009, JONES shall pay immediately to MIFI an amount equal to the difference between the price for five (5) metric tons of the Product constituting the Committed Quantity and the amount actually paid by JONES for the Committed Quantity (and thereafter MIFI shall pay to MC, and MC shall pay to PFI the corresponding amount), and thereafter MIFI, MC and PFI shall each be entitled to terminate the Agreement without observing the one-month notice period specified in Section 16 as its sole and exclusive remedy.
(v) After MIFI receives the US$890,625 in cash by wire transfer and the letter of credit stated in the above article (iii), MC will ship to MIFI, and MIFI will ship to JONES or to an entity that JONES designates, the Balance Quantity (in a single shipment or in multiple shipments by May 31st 2009, as reasonably requested by JONES), and JONES or its designee will accept the delivery. In the event JONES or its designee does not accept any delivery by May 31st 2009, MC or MIFI may dispose all or part of any portion of the Balance Quantity not yet accepted by JONES at JONES risk and account. For the avoidance of doubt, JONES agrees that it shall be deemed that MC and MIFI have completed any and all obligation with respect to the delivery of such Balance Quantity upon such disposal.”
Clause 4
Subsections (a) and (b) in Article 13 of the Original Agreement are hereby amended to read in their entirety as follows:

“(a)	To Pharma Foods International Co., Ltd.
Address	1-49 Goryo-Ohara, Nishikyo-Ku, Kyoto 615-8245, Japan
Attention	Mujo Kim, President
Facsimile	+81-75-394-0099
E-mail	mujokim@fpharmafoods.co.jp

(b)	To Jones Soda Co.
Address	234 Ninth Ave N Seattle, WA 98109, USA
Attention	Stephen C. Jones, CEO
Facsimile	+1-206 624-6857
E-mail	sjones@jonesoda.com”
Clause 5
The entry titled “Shelf Life” in the Specifications (set forth in Exhibit A to the Original Agreement) for all Products to be purchased by January 31st, 2009 is hereby deleted in its entirety, such that the Specifications for such Product shall not contain any reference or warranty with respect to Shelf Life.
Clause 6
This Agreement is effective as of the date hereof.

Clause 7
Except as expressly amended hereinabove, all other terms and conditions of the Original Agreement shall continue to be effective and remain unchanged.
Clause 8
This Agreement shall be governed by and construed and interpreted under the laws of New York without reference to its principles governing conflicts of laws.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives in separate counterparts (each counterpart to be considered an original and each party to retain one such counterpart) as of the day and year first above written.

Pharma Foods International Co., Ltd.
President

/s/ Dr. Muju Kim Date 3/12/09

Jones Soda Co.
CEO

/s/ Stephen C. Jones Date 2/12/09

Mitsubishi International Food Ingredients, Inc.
CEO

/s/ Koji Shimizu Date

Mitsubishi Corporation
General Manager

/s/ Nobuhiro Shirasu Date 3/12/09